Exhibit 4.5

COSTAMARE INC.

- and -

KONSTANTINOS ZACHARATOS

FIRST AMENDED AND RESTATED
RESTRICTIVE COVENANT AGREEMENT

THIS FIRST AMENDED AND RESTATED RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made on June 26, 2025 (the “Effective Date”),

BY AND BETWEEN:

(1)	COSTAMARE INC., a Marshall Islands corporation (the “Company”); and

(2)	KONSTANTINOS ZACHARATOS (“KZ”).

WHEREAS, the Company and KZ previously entered into that certain Restrictive Covenant Agreement, dated as of July 24, 2012 (the “Original RCA”), pursuant to which the activities of KZ with respect to the Container Vessel Business (as defined in the Original RCA), because of his capacity as a director or officer of the Company, were restricted, on the terms and conditions set out in the Original RCA, to prohibit certain activities that may compete with the Container Vessel Business of the Company.

WHEREAS, the Company wishes to continue to limit the activities of KZ in the Container Vessel Business in respect of the Competitive Activities (as defined below) because of his capacity as a director of the Company, on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions set forth below and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree to amend and restate the Original RCA in its entirety as follows:

ARTICLE I

INTERPRETATION

SECTION 1.1  In this Agreement, unless the context otherwise requires:

(a)  “Active” means that KZ is a member of the board of directors (or similar body) or an executive officer of the direct or indirect entity that owns or seeks to acquire any applicable Container Vessel or Container Vessel Business.

(b)  “Affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

(c)  “Affirmative Response” shall have the meaning set forth in Section 4.2(b).

(d)  “Agreement” shall have the meaning set forth in the preamble.

(e)  “Board of Directors” means the board of directors of the Company as the same may be constituted from time to time.

(f)  “Break Up Costs” means the aggregate amount of any and all costs including any taxes, registration fees, administrative expenses, severance costs, and other similar costs and expenses that would be required to transfer Container Vessels or any related portion of a Container Vessel Business that also owns non-Container Vessel assets to the Company separately from such non-Container Vessel assets.

(g)  “Business Day” means a day (excluding Saturdays and Sundays) on which banks are open for business in Monaco, Athens, Greece and New York, New York.

(h)  “Company” shall have the meaning set forth in the preamble.

(i)  “Competitive Activities” shall have the meaning set forth in Section 3.1.

(j)  “Conflicts Committee” shall have the meaning set forth in Section 4.2(b).

(k)  “Container Vessel” means any ocean-going vessel (whether in its construction phase or operational) that is designed and used to primarily transport containerized  cargo.

(l)  “Container Vessel Business” means any business involved in the ownership of Container Vessels.

(m)  “Container Vessel Opportunity” shall have the meaning set forth in Section 4.1.

(n)  “Effective Date” means the date of this Agreement set forth in the preamble.

(o)  “Electronic Signature” means an electronic signature, sound, symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

(p)  “Independent Directors” means those members of the Board of Directors that qualify as independent directors within the meaning of Rule 10A-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended and the listing criteria of the New York Stock Exchange.

(q)  “KZ” shall have the meaning set forth in the preamble.

(r)  “Management Agreements” means, together, (i) the Framework Agreement dated November 2, 2015 as amended and restated on Juanuary 17, 2020 and on June 28, 2021 and as furter amended and restated on May 6, 2025 between the Company and Costamare Shipping Company S.A. and (ii) the Services Agreement dated November 2, 2015, as amended and restated on June 28, 2021 and as further amended and restated on May 6, 2025 among Costamare Shipping Services Ltd. and the Company’s vessel-owning subsidiaries.

(s)  “Negative Response” shall have the meaning set forth in Section 4.2(b).

(t)  “Passive” means that KZ is not a member of the board of directors (or similar body) or an executive officer of the direct or indirect entity that owns or seeks to acquire any applicable Container Vessel or Container Vessel Business.

(u)  “Restricted Period” shall mean the period commencing on the Effective Date and ending six months following the termination of KZ’s service with the Company as a director.

SECTION 1.2  The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof.

SECTION 1.3  All the terms of this Agreement, whether or not so expressed, shall be binding upon the parties hereto and their respective successors and permitted assigns.

SECTION 1.4  Unless the context otherwise requires, words in the singular include the plural and vice versa.

SECTION 1.5  References in this Agreement to SECTIONS and ARTICLES are to be construed as references to the SECTIONS and ARTICLES of this Agreement.

ARTICLE II

PRIORITY CHARTERING

SECTION 2.1  KZ acknowledges and agrees that during the Restricted Period, subject to Section 2.2, if a Container Vessel owned, directly or indirectly, by the Company meets the criteria for a charter being made available to a Container Vessel (a) that is majority owned, directly or indirectly, by KZ or (b) in which KZ has an Active ownership interest or (c) that is commercially managed by a KZ affiliate, the Company’s said Container Vessel shall be offered such charter and the Company shall have 24 hours from such offer being received to accept such offer, failing which such charter shall be then available to the relevant Container Vessel so owned by KZ or commercially managed by a KZ affiliate.

SECTION 2.2  The parties hereto acknowledge and agree that offering a charter to a Container Vessel owned, directly or indirectly, by the Company meeting the criteria for such charter pursuant to Section 2.1 is subject to the relevant charterer agreeing to enter into such charter with the Company’s subsidiary owning such Container Vessel, failing which the relevant charter shall remain available to the relevant Container Vessel so owned or managed by KZ and no offer under Section 2.1 shall be made.

ARTICLE III

NON-COMPETITION

SECTION 3.1  During the Restricted Period, KZ shall not, subject to Section 3.2, directly or indirectly, engage in (a) the ownership of any interest in any Container Vessel or (b) the ownership of any interest in any Container Vessel Business (together, (a) and (b) are defined as the “Competitive Activities”).

SECTION 3.2  Notwithstanding the foregoing, KZ may engage in the following activities and they shall not be Competitive Activities:

(a)  with respect to any Container Vessel and Container Vessel Business acquired prior to the Effective Date listed in Appendix A hereto;

(b)  with respect to any Container Vessel Opportunity consummated in compliance with the procedures set forth in Section 4.2 or the procedures set forth in Section 4.3;

(c)  Passive ownership of less than 20% of a Container Vessel; and

(d)  Passive ownership of less than 20% of a Container Vessel Business.

SECTION 3.3  For the avoidance of doubt, this Article III does not apply to the acquisition by KZ, directly or indirectly, of any shares or other equity interests in the Company.

ARTICLE IV

RIGHT OF FIRST REFUSAL PROCEDURES

SECTION 4.1  In the event KZ acquires or intends to acquire any ownership interest in a Container Vessel or in a Container Vessel Business that would be a Competitive Activity (any of the foregoing, a “Container Vessel Opportunity”), KZ shall comply, at his option, with the procedures set forth in Section 4.2 or Section 4.3 (as applicable).

SECTION 4.2

(a)  Prior to entering into definitive documentation for any Container Vessel Opportunity, KZ shall (i) deliver a notice to the Company advising it of the details of the Container Vessel Opportunity, including its terms and conditions and (ii) offer to the Company, which offer may be subject to the finalization of the terms and conditions and the consummation of any such Container Vessel Opportunity, (1) in the case of a Container Vessel or an interest in a Container Vessel Business that owns only Container Vessels and related assets, such Container Vessel Opportunity on such terms and conditions, or (2) in the case of an interest in a Container Vessel Business that also owns non-Container Vessel assets, the Container Vessels and such related portion of the business for fair market value plus any Break Up Costs.

(b)  Within three Business Days after receipt of the notice referred to in Section 4.2(a), a committee composed of Independent Directors (the “Conflicts Committee”) shall deliver a notice to KZ that the Company (i) intends to pursue the Container Vessel Opportunity (an “Affirmative Response”) or (ii) declines to pursue the Container Vessel Opportunity (a “Negative Response”). A failure by the Conflicts Committee to respond to the notice referred to in Section 4.2(a) within three Business Days of receipt thereof by delivering notice to KZ pursuant to this Section 4.2(b) shall be deemed to be a Negative Response.

(c)  In the event of an Affirmative Response, the Company and KZ shall negotiate in good faith the terms and conditions of an agreement for the consummation of the Container Vessel Opportunity based on the terms and conditions set forth in the notice referred to in Section 4.2(a).

(d)  In the event of a Negative Response or, following an Affirmative Response, in the event that the Company and KZ are unable to agree on the terms and conditions of an agreement for the consummation of the Container Vessel Opportunity, then KZ may consummate the Container Vessel Opportunity within 180 days after the date of such Negative Response or such failure to agree, as applicable, on terms and conditions not materially more favorable than those offered to the Company and without being required to comply with the procedures set forth in Section 4.3.  If such Container Vessel Opportunity is not consummated within 180 days after the date of the Negative Response or such failure to agree, as applicable, then KZ shall not thereafter engage in such Container Vessel Opportunity without complying with the procedures in this Section 4.2 or with the procedures set forth in Section 4.3.

SECTION 4.3

(a)  Save for any Container Vessel Opportunity acquired by KZ pursuant to the provisions of Section 4.2(d), within 10 Business Days after entering into definitive documentation for any Container Vessel Opportunity, KZ shall (i) deliver a notice to the Company advising it of the details of the Container Vessel Opportunity, including its terms and conditions and (ii) offer to the Company (1) in the case of a Container Vessel or an interest in a Container Vessel Business that owns only Container Vessels and related assets, such Container Vessel Opportunity on such terms and conditions, or (2) in the case of an interest in a Container Vessel Business that also owns non-Container Vessel assets, the Container Vessels and such related portion of the business for fair market value plus any Break Up Costs.

(b)  Within three Business Days after receipt of the notice referred to in Section 4.3(a), the Conflicts Committee shall deliver a notice to KZ that the Company either accepts or rejects the offer delivered pursuant to Section 4.3(a). If the Company accepts such offer, KZ shall cooperate in good faith with the Company to transfer the Container Vessels and any related portion of the business on the terms and conditions included in the offer as soon as reasonably practicable. If the Company rejects such offer, such offer will expire. A failure by the Conflicts Committee to respond to the notice referred to in Section 4.3(a) within three Business Days after receipt thereof by delivering notice to KZ pursuant to this Section 4.3(b) shall be deemed to be a rejection of the offer delivered pursuant to Section 4.3(a).

SECTION 4.4  KZ and the Company acknowledge that all potential transfers pursuant to this Article IV are subject to obtaining any and all written consents of governmental authorities and non-affiliated third parties.

ARTICLE V

NOTICES

SECTION 5.1  All notices, consents and other communications hereunder, or necessary to exercise any rights granted hereunder, shall be in writing, sent either by prepaid registered mail or e-mail, and will be validly given if delivered on a Business Day to a party at its respective address/contact details set forth below (or at such other address and/or contact details as a party may notify to the other party in writing from time to time):

Costamare Inc.
7 rue du Gabian
MC 98000 Monaco
Attention: General Counsel
E-mail: generalcounsel@costamare.com

Konstantinos Zacharatos
c/o Costamare Shipping Company S.A.
60 Zephyrou Street & Syngrou Avenue
Athens, Greece
E-mail: info@costamare.com

ARTICLE VI

APPLICABLE LAW AND JURISDICTION

SECTION 6.1  This Agreement and any non-contractual obligations connected with it shall be governed by, and construed in accordance with, the laws of England.

ARTICLE VII

ARBITRATION

SECTION 7.1  Any dispute arising out of or in connection with this Agreement and any non-contractual obligations connected with it shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Article VII.  The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (“LMAA”) terms current at the time when the arbitration proceedings are commenced.

SECTION 7.2  The reference shall be to three arbitrators.  One arbitrator is to be appointed by each party and a third arbitrator shall be appointed by the two arbitrators so appointed, failing which the third arbitrator shall be appointed by the President of the LMAA at the time.  A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party, requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified.  If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly.  The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.  When all three arbitrators have been appointed, their decision or that of any two of them shall be final and binding on both parties.  For the purpose of enforcing any award, this Agreement may be made a rule of the court.  Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1  This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto, with the exception of the Management Agreements.  This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

SECTION 8.2  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus adjudicated as invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

SECTION 8.3  This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.  The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form (including deliveries by emailed pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

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IN WITNESS whereof the undersigned have executed this Agreement as of the date first above written.

COSTAMARE INC.

By:	/s/ Anastassios Gabrielides
Name:	Anastassios Gabrielides
Title:	General Counsel

KONSTANTINOS ZACHARATOS

/s/ Konstantinos Zacharatos

[Signature Page to the Costamare Inc. Restrictive Covenant Agreement with Konstantinos Zacharatos]

Appendix A

VESSEL	TYPE	FLAG	IMO NUMBER	OWNING COMPANY
JAGUAR	Container	Liberia	9127007	Danae Maritime Co.